CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-252565 on Form S-8 of our report dated April 29, 2021, relating to the combined financial statements of the Cognyte Business of Verint Systems, Inc. for the year ended January 31, 2021 appearing in this Annual Report on Form 20-F of Cognyte Software Ltd.

/s/Deloitte & Touche LLP
New York, New York
April 11, 2023